[Hawkins, Ash, Baptie & Company, LLP logo]

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (SEC Registration Number 333-40622) to be filed on the date hereof by The Manitowoc Company, Inc. of our report dated May 17, 2002, relating to the financial statements of The Manitowoc Company, Inc. Retirement Savings Plan, which appears in this Form 11-K.

Manitowoc, Wisconsin
June 24, 2002